Exhibit 99.1

GTT Acquires MegaPath’s Managed Services Business

McLean, VA, February 19, 2015—GTT Communications, Inc. (NYSE: GTT), the leading global cloud networking provider to multinational clients, announced today a definitive agreement to acquire MegaPath’s Managed Services business which provides private wide-area-networking, Internet access services, managed services and managed security to over 500 large multinational clients.

Under the terms of the agreement, GTT will pay $144.8 million in cash and $7.5 million in GTT common stock for the acquisition.  In 2014, MegaPath’s Managed Services business generated recurring revenue of approximately $124 million and adjusted EBITDA of approximately $20 million.  The parties expect to close on April 1, 2015 after obtaining regulatory approvals.

“This acquisition furthers our growth strategy to expand our cloud networking services by adding a comprehensive portfolio of managed services.  We are adding significant expertise to deliver managed security services with multi-layered solutions to protect large enterprises from cyber threats,” said Rick Calder, GTT President and CEO.  “This transaction accelerates our progress toward achieving our next financial objective of $400 million in revenue and $100 million in adjusted EBITDA.”

“Today’s agreement provides great benefit to our Managed Services customers, while furthering MegaPath’s strategy of becoming a leading global cloud communications provider,” said Craig Young, CEO MegaPath.  “Our Managed Services customers will continue to receive the high-level of support that enterprise customers require, while benefitting from GTT’s expertise in delivering high-performance global connectivity and end-to-end network management services.”

GTT has engaged KeyBanc Capital Markets Inc. and Webster Bank, N.A. to arrange the debt financing related to the acquisition of MegaPath’s Managed Services division.

About GTT

GTT operates a global Tier 1 IP network connecting to any location in the world and with any application in the cloud.  Our cloud networking services provide a better way for multinational clients to embrace the cloud.  Our clients trust us to deliver solutions with simplicity, speed and agility so they can compete effectively in the global economy. For more information, visit www.gtt.net.

About MegaPath

MegaPath Corporation is a leading cloud communications company that empowers businesses to easily and securely communicate between their headquarters, employees and business partners. The company offers a comprehensive portfolio of voice, unified communications, hosted IT, and secure data networking services that increase productivity and customer satisfaction, while lowering costs. To learn more about MegaPath’s leading service offerings, please visit www.megapath.com.

Please contact:

GTT Media Inquiries

Ann Rote

1.703.677.9941

ann.rote@gtt.net